Exhibit 10.2

AMENDMENT

TO

THE GAP, INC. NONEMPLOYEE DIRECTOR RETIREMENT PLAN

WHEREAS, The Gap, Inc. (the “Company”) maintains The Gap, Inc. Nonemployee Director Retirement Plan (the “Plan”), effective October 27, 1992; and

WHEREAS, it now is considered desirable to amend the Plan, to reflect the resolution of the Corporate Governance Committee on January 29, 1997 to freeze the amount of annual payment at the annual retainer amount as of January 28, 1997, to reflect Corporate Governance Guidelines adopted by the Board of the Company on May 19, 1998, that pertained to nonemployee director retirement, and to reflect updates to the Plan in accordance with the American Jobs Creation Act of 2004 (the “Jobs Act”) and section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and consistent with published Internal Revenue Service (“IRS”) guidance, including proposed and final IRS regulations under section 409A of the Code;

NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Company under Section 5.1 of the Plan, the Plan is hereby amended in the following particulars:

1. Effective as of January 1, 2008, by adding the following new paragraph to the Plan immediately preceding Section 1 thereof:

“The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the ‘Jobs Act’), and section 409A of the Code. Accordingly, effective January 1, 2008, the Plan is hereby amended, as set forth herein, to conform to the requirements of the Jobs Act and section 409A of the Code, and final Treasury Regulations issued thereunder, with respect to Non-Grandfathered amounts under the

Plan. Prior to January 1, 2008, it is intended that the Plan be interpreted according to a good faith interpretation of the Jobs Act and section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury Regulations under section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or section 409A of the Code, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Company. In the event of any inconsistency between the terms of the Plan and the Jobs Act or section 409A of the Code with respect to Non-Grandfathered amounts, the terms of the Jobs Act and section 409A of the Code shall prevail and govern. ‘Grandfathered Amounts’ shall mean the benefits accrued under the Plan by Participants who had terminated service with the Company as of December 31, 2004, the right to which was earned and vested (within the meaning of Treasury Regulation §1.409A-6(a)(2)) as of December 31, 2004, determined by reference to the terms of the Plan in effect as of October 3, 2004, but only to the extent such Plan terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. ‘Non-Grandfathered Amounts’ shall mean the benefits accrued under the Plan by Participants who terminate service with the Company on or after December 31, 2004. By becoming a Participant and making deferrals under this Plan, each Participant agrees to be bound by the provisions of the Plan and the determinations of the Company hereunder.”

2. Effective as of May 19, 1998, by adding the following sentence to Section 2.1 of the Plan, immediately following the first sentence thereof:

“Effective May 19, 1998, the Board adopted Corporate Governance guidelines providing that a Nonemployee Director who turns age 72 prior to the end of a fiscal year of the Company shall not stand for reelection as a director at the next Annual Meeting of the company following the end of the fiscal year.”

3. Effective as of January 28, 1997, by adding the following sentence to the end of Section 2.1 of the Plan:

“Notwithstanding the foregoing, effective as of January 28, 1997, no Nonemployee Director who first becomes a Nonemployee Director on or after January 28, 1997 shall become a Participant in the Plan.”

4. Effective as of January 28, 1997, by adding the following sentence to Section 3.1 of the Plan, immediately following the second sentence thereof:

“Notwithstanding the foregoing, effective for calendar years on and after January 28, 1997, the benefit for a Participant shall be an amount for each calendar year that is equal to seventy-five percent (75%) of the amount of the Participant’s annual retainer fee that was in effect on January 28, 1997.”

5. Effective as of January 1, 2008, by substituting the following for the text of Section 3.2 of the Plan:

“Payments to a Participant of Non-Grandfathered Amounts shall be made in quarterly installments on the first business day of the calendar quarter (the ‘Payment Date’).”

6. Effective as of January 1, 2008, by adding the following sentence to the end of Section 3.3 of the Plan:

“‘Termination of service’ with respect to Non-Grandfathered Amounts shall mean the date the Participant has a separation from service (within the meaning of section 409A of the Code and the regulations, notices and other guidance thereunder) from the Board of the Company for any reason including by reason of termination of service due to death or disability.”

7. Effective as of January 1, 2008, by adding the following new Sections 3.7 and 3.8 to the Plan, immediately after Section 3.6 thereof:

“3.7. Cash-Outs of Small Amounts. If the value of a Participant’s total benefits under the Plan at his termination of service (or his death), or at any time thereafter, equals the applicable dollar amount under section 402(g) of the Code or less, the benefits will be paid to the Participant (or, in the event of his death, his Beneficiary) in a single lump sum within 90 days of his termination of service.

3.8 Special Distribution Rules. Except as otherwise provided herein, a Participant’s benefits under this Plan shall not be distributed earlier than the applicable date or dates described in this Section 3. Notwithstanding the foregoing, in the case of payments: (i) that would violate securities or other applicable laws; or (ii) that would jeopardize the ability of the

Company to continue as a going concern. In the case of a payment described in (i) or (ii) above, payment will be made in the first calendar year in which the Company reasonably anticipates that the payment would not jeopardize the ability of the Company to continue as a going concern, or the payment would not result in a violation of securities or other applicable laws. Payments intended to pay employment taxes or payments made as a result of income inclusion of an amount of a Participant’s benefits as a result of a failure to satisfy section 409A of the Code shall be permitted at the Company’s discretion at any time and to the extent provided in Treasury Regulations under section 409A of the Code and IRS Notice 2005-1, Q&A-15, and any applicable subsequent guidance. ‘Employment taxes’ shall include Federal Income Contributions Act (FICA) tax imposed under sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the ‘FICA Amount’), the income tax imposed under section 3401 of the Code on the FICA Amount, and to pay the additional income tax under section 3401 of the Code attributable to the pyramiding section 3401 wages and taxes. A distribution may be accelerated as may be necessary to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code) with respect to certain conflict of interest rules.”

8. Effective as of January 1, 2008, by adding the following new sentence at the end of Section 4.4 of the Plan:

“Notwithstanding the foregoing, the Company shall retain and exercise any discretion reserved hereunder only to the extent such retention and exercise of discretion does not violate the requirements of section 409A of the Code with respect to a Participant’s Non-Grandfathered Amounts.”

9. Effective as of January 1, 2008, by adding the following to Section 5.2 of the Plan

“Notwithstanding the foregoing, the Company reserves the right to make all such benefit payments within the second twelve-month period commencing with the date of termination of the Plan; provided, however, that no such distribution will be made during the first twelve-month period following such date of Plan termination other than those that would otherwise be payable under Section 3 absent the termination of the Plan. The Company reserves the right to terminate the Plan pursuant to and in accordance with such other events and conditions prescribed under section 409A of the Code.”

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this amendment this 5th day of December, 2008.

THE GAP, INC.

By:	/s/ William Tompkins
Senior Vice President, Total Awards

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